UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 31, 2001
Date of Report (Date of earliest event reported)

EXABYTE CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-18033	84-0988566
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1685 38th Street
Boulder, Colorado 80301
(Address of principal executive offices)

(303) 442-4333
Registrant's telephone number, including area code

INFORMATION TO BE INCLUDED IN THE REPORT

Item 7.  Financial Statements and Exhibits

        The following financial statements are filed herewith in order to update the financial statements provided in the Company's amended filing on Form S-4 dated October 9, 2001:

Exabyte and Ecrix Unaudited Pro Forma Combined Condensed Statement of Operations	3
Ecrix Balance Sheets	4
Ecrix Statements of Operations	5
Ecrix Notes to Consolidated Financial Statements	6

PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Year Ended Dec. 29, 2001 Exabyte	Period Ended Nov. 9, 2001 Ecrix (c)	Pro Forma Adjustments		Pro Forma
Net sales	$ 158,438	$ 12,015			$ 170,453
Cost of goods sold	132,143	11,229	$ (55)	(a)	143,317
Gross profit	26,295	786	55		27,136
Operating expenses:
Selling, general and administrative	36,759	11,395	(288)	(a)	47,866
Research and development	25,184	5,254	(343)	(a)	30,095
Loss from operations	(35,648)	(15,863)	686		(50,825)
Other income (expense), net	552	(794)	(54)	(b)	(296)
Loss before income taxes	(35,096)	(16,657)	632		(51,121)
Benefit from income taxes	6	--	--		6
Equity in loss of investee	(343)	--	--		(343)
Net loss	$(35,433)	$(16,657)	$ 632		$(51,458)
Basic and diluted net loss per share	$ (1.47)				$ (1.57)
Common shares used in the calculation of basic and diluted net loss per share	24,052				32,815

NOTES TO PRO FORMA UNAUDITED COMBINED CONDENSED STATEMENT OF OPERATIONS

Note 1 - The adjustments to the pro forma combined statement of operations for the year ended December 29, 2001 assume the merger occurred as of December 31, 2000 and are as follows:

(a)     To eliminate the depreciation and amortization related to property and equipment that were disposed of as a result of the merger.

(b)     To reverse the recognition of deferred income which resulted from the settlement of litigation between Exabyte and Ecrix.

(c)     Results for Ecrix from the period March 1, 2001 to November 9, 2001.

Note 2 - Basic and diluted pro forma loss per common share was calculated based on the issuance of 10 million shares of Exabyte common stock in exchange for all the outstanding common and preferred shares of Ecrix.

ECRIX CORPORATION

BALANCE SHEETS

(Unaudited) (In thousands)	August 31, 2001
Assets
Current assets:
Cash and cash equivalents	$ 140
Short-term investments	6,925
Accounts receivable, net	1,942
Inventories, net	4,260
Other current assets	112
Total current assets	13,379
Property and equipment, net	1,667
Other assets	83
Total assets	$ 15,129

Liabilities, Mandatorily Redeemable Convertible
Preferred Stock and Stockholders' Deficit
Current liabilities:
Accounts payable	$548
Accrued expenses and other	2,849
Current portion of capital lease obligations	279
Current portion of line of credit and promissory note	1,030
Total current liabilities	4,706
Long-term portion of capital lease obligations	21
Long-term portion of line of credit and promissory note	339
Total liabilities	5,066
Commitments and contingencies
Mandatorily redeemable convertible preferred stock	50,191

Stockholders' Deficit
Common stock, $0.001 par value, 70,000 shares authorized; 6,185 shares issued and outstanding	6
Additional paid-in capital	12,456
Accumulated deficit	(52,590)
Total stockholders' deficit	(40,128)
Total liabilities, mandatorily redeemable convertible preferred stock and stockholders' deficit	$ 15,129

The accompanying notes are an integral part of these financial statements

ECRIX CORPORATION

STATEMENTS OF OPERATIONS

(Unaudited)	Three Months Ended		Six Months Ended
(In thousands)	August 31, 2000	August 31, 2001	August 31, 2000	August 31, 2001

Revenues	$2,811	$3,627	$4,376	$6,962
Cost of revenues	2,673	2,970	4,083	5,604
Gross profit (loss)	138	657	293	1,358

Operating expenses:
Selling, general and administrative	4,684	2,710	8,202	5,649
Research and development	2,212	1,956	3,526	3,869
Total operating expenses	6,896	4,666	11,728	9,518

Loss from operations	(6,758)	(4,009)	(11,435)	(8,160)

Other income (expense):
Interest income	79	87	254	240
Interest expense	(92)	(46)	(161)	(102)
Net loss	(6,771)	(3,968)	(11,342)	(8,022)

Less accretion of preferred stock	--	(540)	--	(1,080)
Net loss available to common stockholders	$(6,771)	$(4,508)	$(11,342)	$(9,102)

The accompanying notes are an integral part of the financial statements

Ecrix Corporation Notes to Consolidated Financial Statements (Unaudited)

Note 1--ACCOUNTING PRINCIPLES AND OPERATIONS

        The consolidated balance sheet as of August 31, 2001 and the consolidated statements of operations for the three and six month periods ended August 31, 2000 and August 31, 2001 have been prepared by Ecrix Corporation ("Ecrix" or the "Company") without an audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary for a fair presentation thereof, have been made.

        Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. It is suggested that these consolidated financial statements be read in conjunction with the financial statements and notes thereto included in Exabyte Corporation's amended form S-4 filed with the Securities and Exchange Commission (the "Commission") on October 9, 2001. The results of operations for interim periods presented are not necessarily indicative of the operating results for the full year.

Note 2--BALANCE SHEET COMPONENTS
(Unaudited) (In thousands)	August 31, 2001
Accounts receivable, net:
Accounts receivable	$2,030
Less allowance for doubtful accounts	(88)
$1,942
Inventories, net:
Finished goods	$4,354
Less inventory reserves	(94)
$4,260
Accrued expenses and other:
Wages and employee benefits	$676
Accrued liabilities	1,507
Deferred distributor income	666
$2,849

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

EXABYTE CORPORATION
(Registrant)
Date	June 14, 2002	By	/s/ Stephen F. Smith
Stephen F. Smith
Vice President, General Counsel and Secretary